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                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                              (Amendment No.    )

  Filed by the Registrant [X]
  Filed by a Party other than the Registrant [_]

  Check the appropriate box:
  [_] Preliminary Proxy Statement     [_] Confidential, for Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2))
  [X] Definitive Proxy Statement
  [_] Definitive Additional Materials
  [_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              Silgan Holdings Inc.

  -----------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

  ------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

  [X] No fee required.
  [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
      (1) Title of each class of securities to which transaction applies:

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      (2) Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------
      (4) Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
      (5) Total fee paid:

          ---------------------------------------------------------------------
  [_] Fee paid previously with preliminary materials.

      ------------------------------------------------------------------------
  [_] Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1) Amount previously paid:

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      (2) Form, Schedule or Registration Statement no.:

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      (3) Filing Party:

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      (4) Date Filed:

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

                             SILGAN HOLDINGS INC.
                               4 Landmark Square
                          Stamford, Connecticut 06901
                                (203) 975-7110

                               ----------------
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To be Held on May 18, 1999
                               ----------------

  NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (the "Meeting") of Silgan Holdings Inc., a Delaware corporation (the "Company"; where appropriate references to the "Company" shall be to Silgan Holdings Inc. and its subsidiaries), will be held at the Sheraton Stamford Hotel, 2701 Summer Street, Stamford, Connecticut 06905 at 9:00 a.m. on Tuesday, May 18, 1999, for the following purposes:

  1. To elect two directors of the Company to serve until the Company's annual meeting of stockholders in 2002 and until their successors are duly elected and qualified;

  2. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1999; and

  3. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

  The close of business on April 2, 1999 has been fixed as the record date for determining the stockholders of the Company entitled to notice of and to vote at the Meeting. All holders of record of Common Stock of the Company at that date are entitled to vote at the Meeting or any adjournment or postponement thereof.

                                          By Order of the Board of Directors,

                                          /s/ Frank W. Hogan, III

                                          Frank W. Hogan, III
                                          Secretary

Stamford, Connecticut
April 16, 1999

Please complete, sign and mail the enclosed Proxy in the accompanying envelope even if you intend to be present at the Meeting. Please sign the enclosed Proxy exactly as your name appears on it. Returning the Proxy will not limit your right to vote in person or to attend the Meeting. If you hold shares of Common Stock of the Company in more than one name, or if your shares of Common Stock of the Company are registered in more than one way, you may receive more than one copy of the proxy material. If so, please sign and return each of the Proxies that you receive so that all of your shares of Common Stock of the Company may be voted.

The Meeting will be held to vote on the first two items listed above, tabulate the votes cast in respect of such items and report the results of such vote. No presentations or other business matters are planned for the Meeting.

                             SILGAN HOLDINGS INC.
                               4 Landmark Square
                          Stamford, Connecticut 06901
                                (203) 975-7110

                                ---------------

                                PROXY STATEMENT

                                ---------------

                        Annual Meeting of Stockholders
                          to be held on May 18, 1999
                                ---------------

To Stockholders of Silgan Holdings Inc.:

  This Proxy Statement and the accompanying proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of Silgan Holdings Inc. (the "Company"; where appropriate, references to the "Company" shall be to Silgan Holdings Inc. and its subsidiaries) for use at the annual meeting of stockholders (the "Meeting") to be held at the Sheraton Stamford Hotel, 2701 Summer Street, Stamford, Connecticut 06905 on Tuesday, May 18, 1999, at 9:00 a.m., and at any postponements or adjournments thereof. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about April 16, 1999.

  Only holders of record of the Company's common stock, par value $.01 per share (the "Common Stock"), as of the close of business on April 2, 1999 (the "Record Date") will be entitled to notice of, and to vote at, the Meeting. As of the Record Date, there were 17,688,911 shares of Common Stock issued and outstanding, each of which is entitled to one vote. The Company has no other class of voting securities issued and outstanding. The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock will be necessary to constitute a quorum for the transaction of business at the Meeting.

  All shares of Common Stock represented by properly executed proxies will be voted in accordance with the instructions indicated thereon unless such proxies previously have been revoked. If any proxies do not contain voting instructions, the shares of Common Stock represented by such proxies will be voted FOR the election of the nominees for director listed below to serve until the Company's annual meeting of stockholders in 2002 and until their successors are duly elected and qualified and FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1999. It is not anticipated that any matters other than those set forth in this Proxy Statement will be brought before the Meeting. If any other matters properly come before the Meeting, the shares of Common Stock represented by all properly executed proxies will be voted in accordance with the judgment of the persons named on such proxies. Shares of Common Stock abstaining, and shares of Common Stock held in street name as to which a broker has not voted on some matters but has voted on other matters ("Broker Shares"), will be included in determining whether a quorum exists at the Meeting. Approval of each matter specified in the Notice of Meeting requires the affirmative vote of a majority of shares of Common Stock present in person or by proxy at the Meeting, assuming that a quorum exists at the Meeting. Stockholders may not cumulate their votes. Abstentions and Broker Shares that have not been voted with respect to a particular proposal will not be counted in determining the total number of votes cast or in determining whether such proposal specified in the Notice of Meeting has received the requisite number of affirmative votes.

  Any stockholder who executes and delivers a proxy may revoke it at any time prior to its exercise at the Meeting by (1) delivering to the Secretary of the Company a duly executed proxy bearing a later date; (2) filing a written notice of revocation with the Secretary of the Company; or (3) appearing at the Meeting and voting in person.

  In addition to solicitations by mail, some directors, officers and employees of the Company may solicit proxies for the Meeting personally or by telephone without extra remuneration therefor. The Company will also provide persons, banks, brokerage firms, custodians, nominees, fiduciaries and corporations holding shares in their names or in the names of nominees, which in either case are beneficially owned by others, with proxy materials for transmittal to such beneficial owners and will reimburse such record owners for their expenses in doing so. The costs of soliciting proxies will be borne by the Company.

  THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROXY STATEMENT HAS BEEN DELIVERED, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES THERETO, THAT HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13a-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934 FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO SILGAN HOLDINGS INC., 4 LANDMARK SQUARE, STAMFORD, CONNECTICUT 06901 (TELEPHONE NUMBER: (203) 975-7110), ATTENTION: GENERAL COUNSEL.

                             ELECTION OF DIRECTORS

Nominees

  The Company's Board of Directors is composed of six members, divided evenly into three classes (designated Class I, Class II and Class III). At each annual meeting of stockholders of the Company, the term of office of one class of directors of the Company expires, and directors nominated to the class of directors whose term is expiring at such annual meeting will be elected for a term of three years. The remaining directors of the Company continue in office until their respective terms expire and until their successors are duly elected and qualified. Accordingly, at each annual meeting of stockholders of the Company two of the Company's six directors will be elected, and each director of the Company will be required to stand for election once every three years. At the Meeting, the term of office for the Company's Class II Directors expires.

  The two Class II Directors currently are D. Greg Horrigan and Michael M. Janson. The Board of Directors has nominated each of Messrs. Horrigan and Janson for re-election at the Meeting as Class II Directors of the Company, each to serve until the Company's annual meeting of stockholders in 2002 and until his successor has been duly elected and qualified.

  In accordance with the terms and provisions of the Stockholders Agreement (the "Principals Stockholders Agreement") dated as of February 14, 1997 among
R. Philip Silver, D. Greg Horrigan and The Morgan Stanley Leveraged Equity Fund II, L.P. ("MSLEF II"), and the Stockholders Agreement dated as of December 21, 1993 among Messrs. Silver and Horrigan, MSLEF II, Bankers Trust New York Corporation ("BTNY") and the Company (the "Stockholders Agreement"), the Company expects that Messrs. Silver and Horrigan and MSLEF II will vote all of the shares of Common Stock held by them (approximately 73% of the outstanding Common Stock) in favor of Messrs. Horrigan and Janson for re-election as Class II Directors of the Company. For a description of the material terms and provisions of the Principals Stockholders Agreement and the Stockholders Agreement, see "Certain Relationships and Related Transactions-- Stockholders Agreements."

  Each nominee for Class II Director of the Company has consented to be named in this Proxy Statement and to serve on the Company's Board of Directors if elected. If, prior to the Meeting, any nominee should become unavailable to serve on the Company's Board of Directors for any reason, the shares of Common Stock represented by all properly executed Proxies will be voted for such alternate individual as shall be designated by the Board of Directors of the Company.

  Certain information regarding each nominee for Class II Director of the Company and each Director of the Company whose term of office continues after the Meeting is set forth below, including such individual's age (as of December 31, 1998), principal occupation, business experience during at least the last five years, and other directorships currently held and the year in which such individual was first elected a director of the Company.

  Nominees for election as Directors (Class II) -- term expiring 2002

  D. Greg Horrigan, age 55, has been President and Co-Chief Executive Officer of the Company since March 1994. Mr. Horrigan is one of the founders of the Company and was formerly Chairman of the Board of the Company. Mr. Horrigan has been a Director of the Company since its inception. Mr. Horrigan has been Chairman of the Board of Silgan Containers Corporation, one of two wholly owned subsidiaries of the Company through which the Company conducts principally all of its business ("Containers"), and a Director of Silgan Plastics Corporation, the other wholly owned subsidiary of the Company through which the Company conducts principally all of its business ("Plastics"), since their inception in August 1987. Mr. Horrigan was Executive Vice President and Operating Officer of Continental Can Company from 1984 to 1987.

  Michael M. Janson, age 51, has been a Director of the Company since February 1999. Mr. Janson has been with Morgan Stanley Dean Witter & Co. ("Morgan Stanley") since 1987 and has been a Managing Director of Morgan Stanley since 1993. He has worked for Morgan Stanley Dean Witter Capital Partners, Morgan Stanley's private equity business, since 1997. Mr. Janson is also a director of Renaissance Media Group, L.L.C., Choice One Communications, Inc. and American Color Graphics, Inc.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR BOTH NOMINEES FOR DIRECTOR (CLASS II) OF THE COMPANY.

 Incumbent Directors (Class III) -- term expiring 2000

  Thomas M. Begel, age 56, has been a Director of the Company since May 1997. Mr. Begel has been Chairman and Chief Executive Officer of TMB Industries since 1989 and has been Chairman, President and Chief Executive Officer of Johnstown America Industries, Inc. since 1991. Mr. Begel was Chairman, President and Chief Executive Officer of The Pullman Company until its acquisition in 1988. From 1981 to 1983, Mr. Begel was Senior Vice President of the Engineered Products Group of the Signal Companies, Inc. and Senior Vice President of Wheelabrator-Frye, Inc.

  Jeffrey C. Crowe, age 52, has been a Director of the Company since May 1997. Mr. Crowe has been Chairman of the Board, President and Chief Executive Officer of Landstar System, Inc. ("Landstar") since April 1991, and President and Chief Executive Officer of Landstar System Holdings, Inc. ("LSHI") since June 1989 and Chairman of LSHI since March 1991. Mr. Crowe has also been President of Signature Insurance Company, a subsidiary of LSHI, since February 1997. Mr. Crowe has served as Chairman of the National Defense Transportation Association since October 1993. From November 1989 to November 1998, Mr. Crowe served in a number of capacities at the American Trucking Association, Inc. ("ATA"), including Director, Secretary and as a member of the ATA Executive Committee. Mr. Crowe has served as a Director of the National Chamber Foundation since November 1997, a Director of the U.S. Chamber of Commerce since February 1998 and a Director of Sun Trust Bank North-Florida, N.A. since January 1999.

 Incumbent Directors (Class I) -- term expiring 2001

  R. Philip Silver, age 56, has been Chairman of the Board and Co-Chief Executive Officer of the Company since March 1994. Mr. Silver is one of the founders of the Company and was formerly President of the Company. Mr. Silver has been a Director of the Company since its inception. Mr. Silver has been a Director of Containers since its inception in August 1987 and Vice President of Containers since May 1995. Mr. Silver has been a Director of Plastics since its inception in August 1987 and Chairman of the Board of Plastics since March 1994. Prior to founding the Company in 1987, Mr. Silver was a consultant to the packaging industry. Mr. Silver was President of Continental Can Company from June 1983 to August 1986.

  Leigh J. Abramson, age 30, has been a Director of the Company, Containers and Plastics since September 1996. He has been a Vice President of Morgan Stanley since 1998. From 1994 to 1998, Mr. Abramson was an Associate of Morgan Stanley. Mr. Abramson has been a Vice President of Morgan Stanley Leveraged Equity Fund II, Inc., the general partner of MSLEF II ("MSLEF II, Inc."), and of the managing general partner of the general partner of Morgan Stanley Capital Partners III, L.P. since 1995. Mr. Abramson has been with Morgan Stanley since 1990, first in the Corporate Finance Division and, since 1992, in the Merchant Banking Division. Mr. Abramson is also a director of PageMart Wireless, Inc.

  Messrs. Silver and Abramson were elected as directors of the Company at the Company's annual meeting of stockholders last year. Mr. Horrigan was elected a director of the Company in accordance with certain provisions of the Principals Stockholders Agreement and the Stockholders Agreement. Mr. Janson was nominated for election as a director of the Company pursuant to certain provisions of the Principals Stockholders Agreement and the Stockholders Agreement to replace Robert H. Niehaus who resigned as a director of the Company in February 1999, and was elected to the Board of Directors of the Company by the unanimous vote of the other Directors of the Company pursuant to certain provisions of the Company's Restated Certificate of Incorporation. Messrs. Begel and Crowe were nominated for election as directors of the Company pursuant to certain provisions of the Principals Stockholders Agreement and were elected to the Board of Directors of the

Company in accordance with certain provisions of the Company's Restated Certificate of Incorporation. See "Certain Relationships and Related Transactions--Stockholders Agreements."

  The Board of Directors of the Company met four times and acted by written consent ten times during 1998. Other than Mr. Abramson, no incumbent director attended fewer than 75 percent of the aggregate of: (1) the total number of meetings of the Board of Directors held in 1998 while he was a director and
(2) the total number of meetings held by all committees of the Board of Directors on which he served in 1998.

  The Board of Directors of the Company has three standing committees. The principal responsibilities of each of the standing committees and the members of such committees are set forth below.

    1. Audit Committee. The Audit Committee has the responsibility of reviewing and supervising the financial controls of the Company. The Audit Committee's responsibilities include (i) making recommendations to the Board of Directors with respect to its financial statements and the appointment of independent auditors, (ii) reviewing significant audit and accounting policies and practices of the Company, (iii) meeting with the Company's independent public auditors concerning, among other things, the scope of audits and reports and (iv) reviewing the performance of overall accounting and financial controls of the Company. The Audit Committee currently consists of Messrs. Silver, Abramson and Janson. The Audit Committee held three meetings during 1998.

    2. Compensation Committee. The Compensation Committee has the responsibility of (i) reviewing matters relating to the compensation of all executive officers of the Company (other than those who are compensated by S&H Inc. (see "Certain Relationships and Related Transactions" and "Executive Compensation")), and any executive officers of the subsidiaries of the Company who are within the five most highly compensated executive officers of the Company and its subsidiaries, and (ii) making recommendations to the Board of Directors with respect to the compensation of such executive officers. The Compensation Committee currently consists of Messrs. Horrigan, Begel and Crowe. Messrs. Begel and Crowe are "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Compensation Committee held one meeting during 1998.

    3. Stock Option Committee. The Stock Option Committee administers the Silgan Holdings Inc. 1989 Fourth Amended and Restated Stock Option Plan (the "Stock Option Plan") and determines the officers and key employees of the Company to whom stock options should be granted in accordance with the Stock Option Plan. The Stock Option Committee currently consists of Messrs. Silver, Horrigan and Abramson. The Stock Option Committee did not formally meet during 1998 but acted by written consent three times during such period.

  The Board of Directors of the Company does not have a nominating committee.

Compensation of Directors

  Directors who do not receive compensation as officers or employees of the Company or any of its affiliates are paid an annual retainer fee of $20,000 for their service on the Board of Directors of the Company, and a fee of $2,000 for each meeting of the Board of Directors or any committee thereof that they attend, plus reasonable out-of-pocket expenses. Directors who receive compensation as officers or employees of the Company or any of its affiliates do not receive annual or meeting fees.

                              EXECUTIVE OFFICERS

  The Board of Directors of the Company appoints the Company's executive officers, and the executive officers of the Company's subsidiaries are appointed by the respective Boards of Directors of such subsidiaries. Certain information concerning the executive officers of the Company and its subsidiaries is set forth below, including each individual's age (as of December 31, 1998), except that information concerning Messrs. Silver and Horrigan is set forth above under "Election of Directors." There are no family relationships among any of the directors or executive officers of the Company.

Executive Officers of the Company

  Harley Rankin, Jr., age 59, has been Executive Vice President and Chief Financial Officer of the Company since January 1989 and Treasurer of the Company since January 1992. Mr. Rankin has been Vice President of Containers and Plastics since January 1991 and May 1991, respectively, and was Treasurer of Plastics from January 1994 to December 1994. Prior to joining the Company, Mr. Rankin was Senior Vice President and Chief Financial Officer of Armtek Corporation. Mr. Rankin was Vice President and Chief Financial Officer of Continental Can Company from November 1984 to August 1986.

  Frank W. Hogan, III, age 38, has been Vice President, General Counsel and Secretary of the Company since June 1997. Mr. Hogan has also been Vice President, General Counsel and Secretary of Containers and Plastics since June 1997. From September 1995 until June 1997, Mr. Hogan was a partner at the law firm of Winthrop, Stimson, Putnam & Roberts. From April 1988 to September 1995, Mr. Hogan was an associate at such firm.

  Glenn A. Paulson, age 55, has been Vice President-Corporate Development of the Company since January 1996. Mr. Paulson has also been Vice President of Containers since January 1999. From August 1995 to December 1995, Mr. Paulson was employed by Containers to manage the transition of the Food Metal & Specialty business of American National Can Company ("ANC"). From January 1989 to July 1995, Mr. Paulson was employed by ANC, last serving as Senior Vice President and General Manager, Food Metal and Specialty, North America. Prior to his employment with ANC, Mr. Paulson was President of the beverage packaging operations of Continental Can Company.

  Harold J. Rodriguez, Jr., age 43, has been Vice President, Finance of the Company since April 1999. Prior to April 1999, Mr. Rodriguez was Vice President of the Company since March 1994 and Controller and Assistant Treasurer of the Company since March 1990. Prior to 1990, Mr. Rodriguez was Assistant Controller and Assistant Treasurer of the Company since its inception. Mr. Rodriguez has been Vice President of Containers and Plastics since March 1994. From 1978 to 1987, Mr. Rodriguez was employed by Ernst & Young LLP, last serving as Senior Manager specializing in taxation.

  Stephen J. Sweeney, age 42, has been Vice President and Controller of the Company since April 1999. Prior to joining the Company, Mr. Sweeney was Controller of Parsons & Whittemore since 1990. Prior to 1990, Mr. Sweeney was employed by Ernst & Young LLP, last serving as Senior Audit Manager.

Executive Officers of Containers

  James D. Beam, age 55, has been President of Containers since July 1990. From September 1987 to July 1990, Mr. Beam was Vice President--Marketing & Sales of Containers. Mr. Beam was Vice President and General Manager of Continental Can Company, Western Food Can Division, from March 1986 to September 1987.

  Gary M. Hughes, age 56, has been Executive Vice President of Containers since January 1998. Previously, Mr. Hughes was Vice President--Sales & Marketing of Containers since July 1990. From February 1988 to July 1990, Mr. Hughes was Vice President, Sales and Marketing of the Beverage Division of Continental Can Company. Prior to February 1988, Mr. Hughes was employed by Continental Can Company in various sales positions.

  Gerald T. Wojdon, age 62, has been Executive Vice President of Containers since January 1998. Previously, Mr. Wojdon was Vice President--Operations of Containers since September 1987. From August 1982 to August 1987, Mr. Wojdon was General Manager of Manufacturing of the Can Division of the Carnation Company.

  Joseph A. Heaney, age 45, has been Vice President--Finance of Containers since October 1995. From September 1990 to October 1995, Mr. Heaney was Controller, Food Metal and Specialty Division of ANC. From August 1977 to August 1990, Mr. Heaney was employed by ANC and American Can Company in various divisional, regional and plant finance/accounting positions.

  Ward B. Thompson, age 50, has been Vice President--Sales & Marketing of Containers since March 1998. Previously, Mr. Thompson was employed by Rexam plc in various officer positions, including most recently as Vice President, Business Development (coated films and paper sector), President (Metallising), and Vice President, General Manager (Metallising Americas).

  H. Schuyler Todd, age 58, has been Vice President, Human Resources of Containers since April 1999. Previously, Mr. Todd was Director of Human Resources for Containers since September 1987.

  John Wilbert, age 40, has been Vice President--Operations of Containers since January 1998. From October 1992 to January 1998, Mr. Wilbert was Area Manager of Operations of Containers. Prior to October 1992, Mr. Wilbert was employed by Containers in various positions.

Executive Officers of Plastics

  Russell F. Gervais, age 55, has been President of Plastics since December 1992. From September 1989 to December 1992, Mr. Gervais was Vice President-- Sales & Marketing of Plastics. From March 1984 to September 1989, Mr. Gervais was President and Chief Executive Officer of Aim Packaging, Inc.

  Howard H. Cole, age 53, has been Vice President of Plastics since September 1987. From April 1986 to September 1987, Mr. Cole was Manager of Personnel of the Monsanto Engineered Products Division of Monsanto Company.

  Colleen J. Jones, age 38, has been Vice President--Finance of Plastics since December 1994. From November 1993 to December 1994, Ms. Jones was Corporate Controller of Plastics and from July 1989 to November 1993, she was Manager-- Finance of Plastics. From July 1982 to July 1989, Ms. Jones was an Audit Manager for Ernst & Young LLP.

  Alan H. Koblin, age 46, has been Vice President--Sales & Marketing of Plastics since 1994. From 1992 to 1994, Mr. Koblin was Director of Sales & Marketing of Plastics. From 1990 to 1992, Mr. Koblin was Vice President of Churchill Industries.

  Charles Minarik, age 61, has been Vice President--Operations and Commercial Development of Plastics since May 1993. From February 1991 to August 1992, Mr. Minarik was President of Wheaton Industries Plastics Group. Mr. Minarik was Vice President--Marketing of Constar International, Inc. from March 1983 to February 1991.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Agreements

  Each of the Company, Containers and Plastics has entered into an amended and restated management services agreement dated as of February 14, 1997 (collectively, the "Management Agreements") with S&H Inc., a corporation wholly owned by Messrs. Silver and Horrigan ("S&H"), to replace in its entirety its then existing management services agreement with S&H. Pursuant to the Management Agreements, S&H provides the Company, Containers and Plastics and their respective subsidiaries with general management and administrative services (the "Services"). The initial term of the Management Agreements continues until June 30, 1999. Thereafter, the term of the Management Agreements is automatically renewed for successive one-year periods unless either party gives written notice at least 180 days prior to the end of the then current term of its election not to renew such term. Pursuant to the Management Agreements, the independent directors of the Company determine on behalf of the Company and its subsidiaries whether to give such written notice not to renew such term. In November 1998, Messrs. Begel and Crowe, the independent directors of the Company for purposes of the Management Agreements, determined by written resolution to continue the term of the Management Agreements after June 30, 1999 for a one-year renewal term. Accordingly, since neither party to the Management

Agreements had given written notice to the other party at least 180 days prior to June 30, 1999 of its election not to renew the term of the Management Agreements, the term of the Management Agreements currently continues until June 30, 2000.

  The Management Agreements provide for payments to S&H (i) on a monthly basis, of $5,000 plus an amount equal to 2.475% of consolidated earnings before depreciation, interest and taxes of the Company ("Company EBDIT") for such calendar month until Company EBDIT for the calendar year shall have reached an amount set forth in the Management Agreements for such calendar year (the "Scheduled Amount") and 1.65% of Company EBDIT for such calendar month to the extent that Company EBDIT for the calendar year shall have exceeded the Scheduled Amount but shall not have been greater than an amount (the "Maximum Amount") set forth in the Management Agreements and (ii) on a quarterly basis, of an amount equal to 2.475% of Company EBDIT for such calendar quarter until Company EBDIT for the calendar year shall have reached the Scheduled Amount and 1.65% of Company EBDIT for such calendar quarter to the extent that Company EBDIT for the calendar year shall have exceeded the Scheduled Amount but shall not have been greater than the Maximum Amount. The Scheduled Amount was $95.5 million for the calendar year 1998 and is $101.5 million for the calendar year 1999, and the Maximum Amount was $102.964 million for the calendar year 1998 and is $105.488 million for the calendar year 1999. For the calendar year 2000, the Scheduled Amount and the Maximum Amount is $108.653 million, and for each calendar year thereafter the Scheduled Amount and Maximum Amount increases by 3% from the previous year.

  Additionally, the Management Agreements provide that the Company, Containers, Plastics and their respective subsidiaries reimburse S&H on a monthly basis for all out-of-pocket expenses paid by S&H in providing the Services, including fees and expenses to consultants, subcontractors and other third parties in connection with such Services. All fees and expenses paid to S&H under each of the Management Agreements are credited against amounts owed to S&H under the other Management Agreements. Under the terms of the Management Agreements, the Company, Containers and Plastics have agreed, subject to certain exceptions, to indemnify S&H and its affiliates, officers, directors, employees, subcontractors, consultants or controlling persons against any losses, damages, costs and expenses they may sustain arising in connection with the Management Agreements.

  The Management Agreements also provide that S&H may select a consultant, subcontractor or agent to provide the Services. S&H has retained Morgan Stanley to render financial advisory services to S&H. In connection with such retention, S&H has agreed to pay Morgan Stanley a fee equal to 9.1% of the fees paid to S&H under the Management Agreements.

  The Management Agreements may be terminated (i) at the option of each of the respective companies upon the failure or refusal of S&H to perform its obligations under the Management Agreements, if such failure or refusal continues unremedied for more than 60 days after written notice of its existence shall have been given; (ii) at the option of S&H upon the failure or refusal of any of the respective companies to perform its obligations under the Management Agreements, if such failure or refusal continues unremedied for more than 60 days after written notice of its existence shall have been given;
(iii) at the option of S&H or the respective companies (a) if S&H or one of the companies is declared insolvent or bankrupt or a voluntary bankruptcy petition is filed by any of them, (b) upon the occurrence of any of the following events with respect to S&H or one of the companies if not cured, dismissed or stayed within 45 days: the filing of an involuntary petition in bankruptcy, the appointment of a trustee or receiver or the institution of a proceeding seeking a reorganization, arrangement, liquidation or dissolution,
(c) if S&H or one of the companies voluntarily seeks a reorganization or arrangement or makes an assignment for the benefit of creditors or (d) upon the death or permanent disability of both of Messrs. Silver and Horrigan; (iv) upon at least 180 days prior written notice at the option of each of the respective companies for any reason; (v) upon at least 180 days prior written notice at the option of S&H for any reason other than Cause or a Change of Control (each as defined in the Management Agreements); (vi) at the option of S&H after a Change of Control; (vii) at the option of the respective companies in the event of criminal conduct or gross negligence by S&H in the performance of the Services; or (viii) at the option of S&H or the respective companies upon the termination of any of the Management Agreements for Cause. The Management Agreements prohibit S&H from competing with the Company during the term thereof and, only if S&H terminates the Management Agreements pursuant to clause (v) above, for a period of one year after such termination. The Management Agreements provide that, in the event that they are terminated pursuant to clause (iv) above, each of the respective companies will be required to pay to S&H the present value of the amount of the payments that would have been payable to S&H thereunder through the end of the then current term thereof.

  The Company believes that it is difficult to determine whether the Management Agreements are on terms no less favorable than those available from unaffiliated parties because of the personal nature of the services provided thereunder and the expertise and skills of the individuals providing such services. The Company believes that arrangements under the Management Agreements are fair to both parties.

  For the year ended December 31, 1998, S&H earned aggregate fees under the Management Agreements, including reimbursable expenses and fees payable to Morgan Stanley, of $5.3 million from the Company and its subsidiaries, and Morgan Stanley earned fees of $0.5 million.

Stockholders Agreements

  Messrs. Silver and Horrigan, MSLEF II, BTNY and the Company are parties to the Stockholders Agreement, which provides for certain rights and obligations among them and between them and the Company. In addition, Messrs. Silver and Horrigan and MSLEF II are parties to the Principals Stockholders Agreement, which provides for certain rights and obligations among such stockholders. The following is a summary of the material provisions of the Stockholders Agreement and the Principals Stockholders Agreement.

  The Stockholders Agreement provides that for a period of eight years after the Company's initial public offering of its Common Stock in February 1997 (the "IPO"), MSLEF II has the right to demand two separate registrations of its shares of Common Stock; provided, however, that such demand right terminates at such time as MSLEF II, together with its affiliates, owns less than five percent of the issued and outstanding shares of Common Stock. If, at any time or from time to time for a period of eight years after the IPO, the Company determines to register additional shares of Common Stock (other than in connection with certain non-underwritten offerings), the Company must offer each of MSLEF II, BTNY and Messrs. Silver and Horrigan the opportunity to register shares of Common Stock it holds in a "piggyback registration."

  The Stockholders Agreement prohibits the transfer prior to June 30, 1999 by MSLEF II or by Messrs. Silver or Horrigan of Common Stock without the prior written consent of the others, except for (i) transfers made in connection with a public offering or a Rule 144 Open Market Transaction (as defined in the Stockholders Agreement), (ii) transfers made to an affiliate, which, in the case of a transfer by MSLEF II, must be to an Investment Entity (defined generally to be any person who is primarily engaged in the business of investing in securities of other companies and not taking an active role in the management or operations of such companies), (iii) certain transfers by MSLEF II to an Investment Entity or, in the event of certain defaults under the Management Agreement between S&H and the Company, to a third party, in each case that comply with certain rights of first refusal granted to the Group (the "Group" is defined generally to mean, collectively, Messrs. Silver and Horrigan and their respective affiliates and certain related family transferees and estates; with Mr. Silver and his affiliates and certain related family transferees and estates being deemed to be collectively one member of the Group, and Mr. Horrigan and his affiliates and certain related family transferees and estates being deemed to be collectively another member of the Group) set forth in the Stockholders Agreement, (iv) certain transfers by either member of the Group to a third party that comply with certain rights of first refusal granted to the other member of the Group and MSLEF II set forth in the Stockholders Agreement, and (v) in the case of MSLEF II, a distribution of all or substantially all of the shares of Common Stock then owned by MSLEF II to the partners of MSLEF II (a "MSLEF Distribution"). Notwithstanding the foregoing, each of Messrs. Silver and Horrigan and MSLEF II may pledge his or its shares of Common Stock to a lender or lenders reasonably acceptable to the Company to secure a loan or loans to him or it. In the event of any proposed foreclosure of such pledge, such shares will be subject to certain rights of first refusal set forth in the Stockholders Agreement.

  Concurrent with the IPO, MSLEF II and Messrs. Silver and Horrigan entered into the Principals Stockholders Agreement. The Principals Stockholders Agreement provides that (i) for so long as MSLEF II and its affiliates (excluding the non-affiliated limited partners of MSLEF II who acquire shares of Common Stock from MSLEF II in a MSLEF Distribution) hold at least one-half of the number of shares of Common Stock held by MSLEF II immediately prior to the IPO, each of Messrs. Silver and Horrigan will use his best efforts (including to vote any shares of Common Stock owned or controlled by him) to cause the nomination and election of two members of the Board of Directors of the Company to be chosen by MSLEF II; provided, however, that each such nominee shall be either (a) an employee of Morgan Stanley whose primary responsibility is managing investments for MSLEF II (or a successor or related partnership) or (b) a person reasonably acceptable to the Group not engaged in (as a director, officer, employee, agent or consultant or as a holder of more than five percent of the equity securities) a business competitive with that of the Company, and (ii) from and after the time that MSLEF II and its affiliates (excluding the non-affiliated limited partners of MSLEF II who acquire shares of Common Stock from MSLEF II in a MSLEF Distribution) hold less than one-half of the number of shares of Common Stock held by MSLEF II immediately prior to the IPO and until such time that MSLEF II and its affiliates (excluding the non-affiliated limited partners of MSLEF II who acquire shares of Common Stock from MSLEF II in a MSLEF Distribution) hold less than five percent (5%) of the outstanding Common Stock, each of Messrs. Silver and Horrigan will use his best efforts (including to vote any shares of Common Stock owned or controlled by him) to cause the nomination and election of one member of the Board of Directors of the Company to be chosen by MSLEF II; provided, however, that such nominee shall be (i) either an employee of Morgan Stanley whose primary responsibility is managing investments for MSLEF II (or a successor or related partnership) or (ii) a person reasonably acceptable to the Group not engaged in (as a director, officer, employee, agent or consultant or as a holder of more than five percent of the equity securities) a business competitive with that of the Company.

  In addition, the Principals Stockholders Agreement provides that (i) for so long as the Group holds at least one-half of the number of shares of Common Stock held by it in the aggregate at the time of the IPO, MSLEF II will use its best efforts (including to vote any shares of Common Stock owned or controlled by it) to cause the nomination and election of two individuals nominated by the holders of a majority of the shares of Common Stock held by the Group as members of the Board of Directors of the Company; provided, however, that at least one of such nominees shall be Mr. Silver or Mr. Horrigan and the other person, if not Mr. Silver or Mr. Horrigan, shall be a person reasonably acceptable to MSLEF II, so long as MSLEF II and its affiliates (excluding the non-affiliated limited partners of MSLEF II who may acquire shares of Common Stock from MSLEF II in a MSLEF Distribution) hold at least one-half of the number of shares of Common Stock held by MSLEF II immediately prior to the IPO, (ii) from and after the time that the Group holds less than one-half of the number of shares of Common Stock held by it in the aggregate at the time of the IPO and until such time that the Group holds less than five percent (5%) of the outstanding Common Stock, MSLEF II will use its best efforts (including to vote any shares of Common Stock owned or controlled by it) to cause the nomination and election of one individual nominated by the holders of a majority of the shares of Common Stock held by the Group as a member of the Board of Directors of the Company; provided, however, that such nominee shall be Mr. Silver or Mr. Horrigan or, if not Mr. Silver or Mr. Horrigan, a person reasonably acceptable to MSLEF II, so long as MSLEF II and its affiliates (excluding the non-affiliated limited partners of MSLEF II who acquire shares of Common Stock from MSLEF II in a MSLEF Distribution) hold at least one-half of the number of shares of Common Stock held by MSLEF II immediately prior to the IPO, and (iii) so long as the Group holds at least one-half of the number of shares of Common Stock held by it in the aggregate at the time of the IPO, the Group will have the right to nominate for election all directors of the Company other than the directors referred to above in this paragraph and in the preceding paragraph, and upon such nomination by the Group such nominees will stand for election to the Company's Board of Directors in accordance with the Company's Restated Certificate of Incorporation, and MSLEF II will vote all shares of Common Stock owned or controlled by it and its affiliates against any director standing for election for the Company's Board of Directors that has not been nominated by the Group, other than the directors referred to above in this paragraph and in the preceding paragraph.

  The Stockholders Agreement contains certain provisions regarding the election of members of the Board of Directors of the Company that are substantially the same as those provisions described in clause (i) of each of the preceding two paragraphs.

  Each of the Stockholders Agreement and the Principals Stockholders Agreement provides that MSLEF II will vote all shares of Common Stock held by it against any unsolicited merger or sale of the Company's business or assets, if such transaction is opposed by the holders of a majority of the shares of Common Stock held by the Group, unless as of the applicable record date for such vote the Group holds less than ninety percent of the number of shares of Common Stock held by it in the aggregate at the time of the IPO.

  The foregoing provisions of the Stockholders Agreement and the Principals Stockholders Agreement could have the effect of delaying, deferring or preventing a change of control of the Company and preventing the stockholders from receiving a premium for their shares of Common Stock in any proposed acquisition of the Company.

Other

  Morgan Stanley Senior Funding, Inc. ("MSSF"), an affiliate of Morgan Stanley, is a lender under the Company's U.S. bank credit agreement. In connection therewith, MSSF receives a portion of the commitment fees paid by the Company thereunder based on the amount of its lending commitment thereunder. MSSF will continue to receive certain fees under such credit agreement in the future.

  In 1998, Landstar provided transportation services to the Company's subsidiaries. The Company expects that Landstar will continue to provide transportation services to the Company's subsidiaries in 1999. The Company believes that these transportation services were provided on terms no less favorable to the Company than provided generally to Landstar's customers. The Company paid Landstar approximately $1.5 million in 1998 for such transportation services. Mr. Jeffrey C. Crowe, a director of the Company, is the Chairman of the Board, President and Chief Executive Officer of Landstar.

  In the event that the Company enters into any future transactions with any of its affiliates, the Company expects to enter into any such transactions on terms no less favorable to the Company than those available from unaffiliated parties.

                            EXECUTIVE COMPENSATION

  The following table sets forth information concerning the annual and long-term compensation for services rendered in all capacities to the Company during the fiscal years ended December 31, 1998, 1997 and 1996 of those persons who at December 31, 1998 were (i) the Chief Executive Officer of the Company and (ii) the other four most highly compensated executive officers of the Company (collectively, the "Named Executive Officers"):

                          Summary Compensation Table

                                                              Long-Term
                                  Annual Compensation        Compensation
                             ----------------------------- ----------------
                                                                Awards
                                                           ----------------
                                                              Securities
                                                           Underlying Stock    All Other
Name and Principal Position  Year Salary(a)(b) Bonus(a)(c)     Options      Compensation(d)
---------------------------  ---- ------------ ----------- ---------------- ---------------
R. Philip Silver.........    1998  $2,010,000        --          --                 --
 (Chairman of the Board      1997   1,925,000        --          --                 --
  and Co-Chief Executive     1996   1,875,000        --          --                 --
  Officer of the
  Company and Chairman of
  the Board of Plastics)


D. Greg Horrigan.........    1998  $2,010,000        --          --                 --
 (President and Co-Chief     1997   1,925,000        --          --                 --
  Executive  Officer         1996   1,875,000        --          --                 --
  of the Company and
  Chairman of the Board of
  Containers)

Harley Rankin, Jr........    1998  $  457,596        --          --                 --
 (Executive Vice             1997     441,216        --          --                 --
  President, Chief           1996     425,007        --          --                 --
  Financial Officer and
  Treasurer of
  the Company)

James D. Beam............    1998  $  398,100   $135,493         --             $89,558
 (President of               1997     385,800     21,759         --              65,372
  Containers)                1996     372,600    112,339         --              73,805


Gary M. Hughes...........    1998  $  245,040   $ 83,399         --             $44,656
 (Executive Vice             1997     220,500      8,291         --              34,186
  President of               1996     213,000     42,813         --              17,280
  Containers)


Gerald T. Wojdon.........    1998  $  245,040   $ 83,399         --             $62,041
 (Executive Vice             1997     220,500      8,291         --              92,022
  President of               1996     213,000     42,813         --              17,280
  Containers)

--------
(a) The compensation of Messrs. Horrigan, Silver and Rankin reflects amounts as earned and was paid by S&H. Such persons received no direct compensation from the Company or its subsidiaries. See "Certain Relationships and Related Transactions--Management Agreements."
(b) The salaries of Messrs. Beam, Hughes and Wojdon were paid by Containers.
(c) Bonuses of Messrs. Beam, Hughes and Wojdon were earned by them in the year reported in the table and paid in the following year pursuant to the Silgan Containers Corporation Performance Incentive Plan. Under such plan, executive officers and other key employees of Containers may be awarded cash bonuses provided that such company achieves certain assigned financial targets.
(d) In the case of Messrs. Beam, Hughes and Wojdon, includes (i) amounts contributed under the Silgan Containers Corporation Supplemental Executive Retirement Plan (the "Supplemental Plan") and used to pay premiums for split-dollar life insurance for each of them maintained in conjunction with the Supplemental Plan and (ii) amounts contributed by Containers under the Silgan Containers Corporation Deferred Incentive Savings Plan (the "Containers Savings Plan"). For 1998, Containers contributed the following amounts: $74,838 under the Supplemental Plan and $14,720 under the Containers Savings Plan for the benefit of Mr. Beam; $29,936 under the Supplemental Plan and $14,720 under the Containers Savings Plan for the benefit of Mr. Hughes; and $47,321 under the Supplemental Plan and $14,720 under the Containers Savings Plan for the benefit of Mr. Wojdon.

  The following table sets forth information concerning the exercise of stock options by, and the value at December 31, 1998 of unexercised stock options of, each of the Named Executive Officers:

   Aggregate Option Exercises In 1998 And Option Values At December 31, 1998

                                                      Number of Securities
                                                     Underlying Unexercised     Value of Unexercised
                                                     Options at December 31,   in-the-Money Options at
                              Shares                          1998              December 31, 1998(b)
                            Acquired on    Value    ------------------------- -------------------------
   Name                      Exercise   Realized(a) Exercisable Unexercisable Exercisable Unexercisable
   ----                     ----------- ----------- ----------- ------------- ----------- -------------
   R. Philip Silver........       --           --         --          --             --          --
   D. Greg Horrigan........       --           --         --          --             --          --
   Harley Rankin, Jr.......   171,344   $4,764,839     82,227      20,559     $1,994,288    $498,627
   James D. Beam...........   292,305    8,380,442    292,304         --       7,539,374         --
   Gary M. Hughes..........   292,304    7,564,225        --          --             --          --
   Gerald T. Wojdon........   116,921    3,286,721        --          --             --          --

--------
(a) The value realized for Messrs. Rankin, Beam and Wojdon for shares acquired on exercise in 1998 includes $27,000, $537,777 and $215,111, respectively, paid to them in 1998 pursuant to their respective option agreements upon the exercise of stock options of the Company thereunder. Such amounts were payable in connection with stock options of the Company exercised under the Stock Option Plan, which stock options were issued in 1989 in exchange for stock options under a predecessor plan.
(b) The value of an unexercised option is based upon the difference between $27.7969, the closing sales price for a share of the Common Stock on December 31, 1998 as quoted by the Nasdaq National Market System, and the exercise price per share of Common Stock for such option.

Pension Plans

  The Company has established pension plans (the "Pension Plans") covering substantially all of the salaried employees of Containers and Plastics, respectively, including executive officers of such companies (the "Containers Pension Plan" and the "Plastics Pension Plan," respectively). The Pension Plans are defined benefit plans intended to be qualified pension plans under
Section 401(a) of the Internal Revenue Code (the "Code"), under which pension costs are determined annually on an actuarial basis with contributions made accordingly.

  The following table illustrates the estimated annual normal retirement benefits that are payable under the Containers Pension Plan. Such benefit levels assume retirement at age 65, the years of service shown, continued existence of the Containers Pension Plan without substantial change and payment in the form of a single life annuity.

                         Containers Pension Plan Table

                                      Years of Service
   Final Average    -----------------------------------------------------------
     Earnings         10        15        20        25        30         35
   -------------    -------   -------   -------   -------   -------   --------
     $ 50,000       $ 7,130   $10,640   $14,260   $17,830   $21,390   $ 24,960
       75,000        11,510    17,260    23,010    28,760    34,520     40,270
      100,000        15,880    23,820    31,760    39,700    47,640     55,580
      125,000        20,260    30,380    40,510    50,640    60,770     70,890
      150,000        24,630    36,950    49,260    61,580    73,890     86,210
      175,000        29,010    43,510    58,010    72,510    87,020    101,520
      200,000        33,380    50,070    66,760    83,450   100,140    116,830
      225,000        37,760    56,630    75,510    94,390   113,270    132,140

  Benefits under the Containers Pension Plan are based on the participant's average base pay (the "Salary" column in the Summary Compensation Table) over the final three years of employment. The amount of average base pay taken into account for any year is limited by Section 401(a)(17) of the Code, which imposes a cap of

$150,000 (to be indexed for inflation) on compensation taken into account for 1994 and later years (the limit for 1993 was $235,840). Benefits under the Containers Pension Plan are not subject to any deduction for Social Security or other offset amounts.

  As of December 31, 1998, Messrs. Beam, Hughes and Wojdon, the only Named Executive Officers who are eligible participants under the Containers Pension Plan, had eleven, eight and thirty-five years of credited service, respectively, under the Containers Pension Plan. Messrs. Beam, Hughes and Wojdon also participate in the Supplemental Plan, which is designed to make up for benefits not payable under the Containers Pension Plan due to Code limitations. Their benefits under the Supplemental Plan are funded through a split-dollar life insurance policy. Income attributable to this life insurance policy is included in the "All Other Compensation" column of the Summary Compensation Table.

  The following table illustrates the estimated annual normal retirement benefits that are payable under the Plastics Pension Plan. Such benefit levels assume retirement age at 65, the years of service shown, continued existence of the Plastics Pension Plan without substantial change and payment in the form of a single life annuity.

                          Plastics Pension Plan Table

                                      Years of Service
   Final Average    -----------------------------------------------------------
     Earnings         10        15        20        25        30         35
   -------------    -------   -------   -------   -------   -------   --------
     $ 50,000       $ 7,000   $10,550   $14,000   $17,500   $21,000   $ 24,500
       75,000        10,500    15,750    21,000    26,250    31,500     36,750
      100,000        14,000    21,000    28,000    35,000    42,000     49,000
      125,000        17,500    26,250    35,000    43,750    52,500     61,250
      150,000        21,000    31,500    42,000    52,500    63,000     73,950
      175,000        24,500    36,750    49,000    61,250    73,950     87,075
      200,000        28,000    42,000    56,000    70,200    85,200    100,200
      225,000        31,500    47,250    63,000    79,575    96,450    113,325

  Benefits under the Plastics Pension Plan are based on the participant's average total cash compensation (the "Salary" and "Bonus" columns in the Summary Compensation Table) over the final 36 months of employment or over the highest three of the final five calendar years of employment, whichever produces the greater average compensation. In computing this average, compensation for any year cannot exceed 125% of base pay. Compensation used in determining benefits is also limited by Section 401(a)(17) of the Code, which imposes the limits indicated above.

  Benefits under the Plastics Pension Plan may be offset by a social security amount (the plan provides benefits based on the greatest of three formulas, only one of which provides for a social security offset). Each of the benefit estimates in the above table is based on the formula that produces the greatest benefit for individuals with the stated earnings and years of service.

Employment Agreements

  James D. Beam, President of Containers, has entered into an employment agreement with Containers. The initial term of such employment agreement was three years from its effective date, and the term has been, and will continue to be, automatically extended for successive one year periods unless terminated pursuant to the terms of such agreement. Mr. Beam's employment agreement provides for, among other things, a minimum severance benefit equal to his then current base salary and benefits for a period of one year following termination if (i) Mr. Beam is terminated by Containers for any reason other than disability or for cause as specified in such agreement, or
(ii) Mr. Beam voluntarily terminates his employment due to a demotion, all as specified in the agreement.

  Gerald T. Wojdon, Executive Vice President of Containers, has also entered into an employment agreement with Containers. The initial term of such employment agreement was three years from its effective date, and the term has been, and will continue to be, automatically extended for successive one year periods unless terminated pursuant to the terms of such agreement. Mr. Wojdon's employment agreement provides for, among other things, the payment of his base salary and the continuation of his benefits thereunder for the remainder of the then current term if (i) Mr. Wojdon is terminated by Containers for any reason other than cause (as defined therein) or disability or (ii) Mr. Wojdon voluntarily terminates his employment due to a substantial modification of his duties inconsistent with his position or other constructive termination, all as specified in the agreement.

                       REPORT ON EXECUTIVE COMPENSATION

General

  The goals of the Company's executive compensation program are as follows:
(i) to attract and retain executives and to provide fair compensation to them taking into account the responsibilities undertaken by them; (ii) to motivate the Company's executives to achieve the Company's business strategy; and (iii) to align the interests of the Company's executives and stockholders through the granting of options under the Stock Option Plan. The principal components of the Company's executive officer compensation program are base salary, annual cash bonuses and stock options. The Stock Option Plan is administered by the Stock Option Committee, as described under the heading "Stock Option Plan" below. Certain of the Company's executive officers also receive additional forms of compensation as described in the Summary Compensation Table and footnote (d) thereto and under the heading "Executive Compensation-- Pension Plans."

  For 1998, the Compensation Committee made recommendations to the Board of Directors of the Company for its approval with respect to the compensation of executive officers of the Company, other than those executive officers compensated by S&H, and of executive officers of the Company's subsidiaries who are Named Executive Officers, and the Board of Directors of the Company approved such recommendations. The compensation of executive officers of the Company's subsidiaries who are not Named Executive Officers is determined by the Board of Directors of Containers or Plastics, as the case may be.

Compensation of Co-Chief Executive Officers and Certain Other Executive
Officers

  Messrs. Silver, Horrigan, Rankin and Rodriguez receive no direct compensation from the Company or its subsidiaries. Such persons are compensated by S&H, which is paid by the Company for management services provided by it to the Company pursuant to the Management Agreements. The amounts paid by the Company to S&H under the Management Agreements are based upon certain fixed financial formulas related to the Company's operating results. The term of the Management Agreements currently continues through June 30, 2000, and the Management Agreements will be automatically renewed for successive one-year terms unless either party gives written notice at least 180 days prior to the end of the then current term of its election not to renew. The independent directors of the Company for purposes of the Management Agreements, who are both currently members of the Compensation Committee, will determine on behalf of the Company and its subsidiaries whether to give such written notice not to renew such term. See "Certain Relationships and Related Transactions--Management Agreements."

Base Salary

  Base salaries for the Company's executive officers (other than for those compensated by S&H) are determined, in part, through general geographic market conditions and comparisons with companies in the packaging industry and other companies with which the Company competes for personnel. Additionally, other factors are considered such as individual experience and performance and the overall performance of the Company. Each executive's base salary is reviewed on an annual basis and may be adjusted, consistent with the terms of any applicable employment agreement, based on (i) the individual's contribution to the Company over the preceding year; (ii) a change in the individual's responsibilities over the preceding year; (iii) any change in median competitive pay levels; or (iv) a general increase in the cost of living.

Annual Cash Bonuses

  If the Company, Containers or Plastics, as the case may be, achieves certain assigned financial targets for earnings before depreciation, interest, taxes and amortization ("EBDITA"), annual cash bonuses are paid to the executive officers of such company. The EBDITA target levels of each of the Company, Containers and Plastics for a given year are established at the beginning of such year as part of the operating budget of each such company, which operating budget is approved by such company's board of directors. The amount of the bonus of each such executive officer is determined by a formula which calculates such bonus based on the percentage that the actual applicable EBDITA amount represents of the applicable EBDITA target level. In addition, in the case of certain executive officers of Containers, a portion of their annual cash bonuses for 1999 is payable to them if such executive officers meet certain organizational goals as established by the board of directors of such company at the beginning of the year. Annual cash bonuses are paid in the beginning of the year following the year in which they are earned.

Tax Deductibility

  Section 162(m) of the Code disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to an individual who is the chief executive officer or any of the four most highly compensated executive officers (other than the chief executive officer) employed by such corporation (or a member of its affiliated group) on the last day of such taxable year, but does allow a deduction for "performance-based compensation" the material terms of which are disclosed to and approved by stockholders. The Company believes its current compensation programs meet the requirements to qualify for compensation to be deductible for federal income tax purposes. In the future, it is the Company's intent to modify, when necessary, compensation plans for the Company's executive officers so that the Company's federal tax deduction is maximized. Because the Company believes that the use of prudent judgment in determining pay levels is in the best interests of the Company and its stockholders, under some circumstances it may determine to pay amounts of compensation that may not be fully deductible. The Company reserves the right to use prudent judgment in establishing compensation policies to attract and retain qualified executives to manage the Company and to reward such executives for outstanding performance, while taking into consideration the financial impact of such actions on the Company.

                                          By the Compensation Committee of the
                                           Board of Directors:

                                          D. Greg Horrigan
                                          Thomas M. Begel
                                          Jeffrey C. Crowe

Stock Option Plan

  The Stock Option Committee of the Board of Directors administers the Stock Option Plan and has the power to, among other things, choose participants and fix the type of grant and all the terms and conditions thereof, including the number of shares of Common Stock covered by a grant and the exercise price, in accordance with the provisions of the Stock Option Plan. The Stock Option Plan forms the basis of the Company's long-term incentive compensation plan. The Stock Option Committee believes that placing a portion of compensation in the form of stock options achieves certain objectives: it aligns the interest of the Company's executive officers and key employees directly with those of the Company's stockholders; it gives executive officers and key employees a significant long-term interest in the Company's success; and it helps the Company retain executive officers and key employees. In determining to whom options shall be granted and the number and terms of options to grant to an executive officer or key employee, the Stock Option Committee primarily considers past performance and the prospective value of the options to be granted as a performance incentive. The Stock Option Committee granted options to four executive officers and key employees of the Company and its subsidiaries under the Stock Option Plan in 1998 with respect to 95,000 underlying shares of Common Stock, although none of such options were granted to any of the executive officers listed in the Summary Compensation Table.

                                          By the Stock Option Committee of the
                                           Board of Directors:

                                          R. Philip Silver
                                          D. Greg Horrigan
                                          Leigh J. Abramson

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  In 1998, the Compensation Committee of the Company's Board of Directors consisted of Messrs. Horrigan, Begel and Crowe. Mr. Horrigan is the President and Co-Chief Executive Officer of the Company. During 1998, Mr. Silver served as Chairman and Co-Chief Executive Officer of the Company and as a member of the Board of Directors of Johnstown America Industries, Inc. During such period, Mr. Begel served as a Director of the Company, as a member of the Compensation Committee of the Company's Board of Directors and as Chairman, President and Chief Executive Officer of Johnstown America Industries, Inc.

  Other than as described above, during 1998 no executive officer of the Company served as: (i) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee of the Company's Board of Directors, or (ii) a director of another entity, one of whose executive officers served on the Board of Directors of the Company, or (iii) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Board of Directors of the Company. See "Certain Relationships and Related Transactions."

                              COMPANY PERFORMANCE

  The graph below compares the Company's Common Stock performance from the IPO price with the performance of the Dow Jones Containers & Packaging Index and the Standard & Poor's 500 Composite Stock Price Index ("S&P 500 Index"), by valuing the changes in common stock prices from February 13, 1997 through December 31, 1998 plus reinvested dividends. The companies included in the Dow Jones Containers & Packaging Index are: Ball Corporation; Bemis Company, Inc.; Crown Cork & Seal Company, Inc.; Owens-Illinois, Inc.; Sealed Air Corp.; Sonoco Products Company; and Temple-Inland, Inc. The graph below assumes in each case an initial investment of $100.00 on February 13, 1997 plus reinvestment of dividends, with the investment in the Dow Jones Containers & Packaging Index weighted on the basis of market capitalization at February 13, 1997.

  Comparison Of Cumulative Total Return Among Silgan Holdings Inc., Dow Jones
                Containers & Packaging Index and S&P 500 Index

                           [The graph appears here]

          EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPH

                                February 13,    December 31,    December 31,
                                   1997            1997            1998
                                ------------    ------------    ------------
Silgan Holdings Inc........         100             163             139
Dow Jones Containers
 & Packaging Index.........         100             108              94
S&P 500 Index..............         100             126             161

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth, as of the Record Date, certain information with respect to the beneficial ownership by (i) each current director and each Named Executive Officer of the Company, (ii) each person or entity who is known by the Company to own beneficially more than 5% of the Common Stock and
(iii) by all executive officers and directors of the Company as a group. Except as otherwise described below, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned.

                                   Number of Shares of Percentage Ownership of
                                   Common Stock Owned     Common Stock (1)
                                   ------------------- -----------------------
R. Philip Silver(2)(3)............      3,576,544               20.22%
D. Greg Horrigan(2)(3)............      3,576,544               20.22%
Leigh J. Abramson(4)..............            --                  --
Thomas M. Begel(5)................          2,100                 *
Jeffrey C. Crowe(6)...............          2,000                 *
Michael M. Janson(6)..............            --                  --
Harley Rankin, Jr.(7).............        188,458                1.06%
James D. Beam(8)..................        422,023                2.35%
Gary M. Hughes....................        135,348                 *
Gerald T. Wojdon..................         36,402                 *
The Morgan Stanley Leveraged
 Equity Fund II, L.P.(3)(9).......      5,835,842               32.99%
Brookside Capital Partners Fund,
 L.P.(10).........................      1,064,550                6.02%
FMR Corp.(11).....................        918,300                5.19%
All officers and directors as a
 group(12)........................      8,329,409               45.25%

--------
(1) An asterisk denotes beneficial ownership of 1% or less of the Common
    Stock.
(2) Director of the Company, Containers and Plastics. Messrs. Silver and Horrigan currently intend to vote their shares as a block. Each of Mr. Silver and Mr. Horrigan has sole investment power over 3,422,345.7 shares of Common Stock. As the sole general partner of Silver Family Limited Partnership, Mr. Silver shares investment power with Silver Family Limited Partnership over the 154,198.3 shares of Common Stock owned by such partnership. As the sole general partner of Horrigan Family Limited Partnership, Mr. Horrigan shares investment power with Horrigan Family Limited Partnership over the 154,198.3 shares of Common Stock owned by such partnership. In addition to the shares included in the above table, Messrs. Silver and Horrigan share voting and investment power with S&H over one share of Common Stock owned by S&H. The address for each of Messrs. Silver and Horrigan is 4 Landmark Square, Stamford, Connecticut 06901.
(3) Pursuant to the Stockholders Agreement and the Principals Stockholders Agreement, MSLEF II, Messrs. Silver and Horrigan, Silver Family Limited Partnership and Horrigan Family Limited Partnership share voting power with respect to (i) 5,835,842 shares of Common Stock owned by MSLEF II;
    (ii) 3,422,345.7 shares of Common Stock owned by Mr. Silver; (iii) 3,422,345.7 shares of Common Stock owned by Mr. Horrigan; (iv) 154,198.3 shares of Common Stock owned by Silver Family Limited Partnership; and (v) 154,198.3 shares of Common Stock owned by Horrigan Family Limited Partnership. In the aggregate, each of MSLEF II, Messrs. Silver and Horrigan, Silver Family Limited Partnership and Horrigan Family Limited Partnership share voting power with respect to 12,988,930 shares of Common Stock. See "Certain Relationships and Related Transactions--Stockholders Agreements." As discussed in footnote 9 below, MSLEF II, Inc. and Morgan Stanley Dean Witter & Co. may be deemed to share voting power with respect to any shares of Common Stock over which MSLEF II has voting power.
(4) Director of the Company, Containers and Plastics.
(5) Director of the Company. Includes 100 shares of Common Stock held of record by Mr. Begel's son.
(6) Director of the Company.
(7) Includes 64,389 shares of Common Stock owned by Mr. Rankin and 102,786 shares of Common Stock that may be acquired by Mr. Rankin through the exercise of vested stock options granted pursuant to the Stock

     Option Plan. In addition, as the sole general partner of Rankin Limited Partnership, Mr. Rankin shares investment power with Rankin Limited Partnership over 21,283 shares of Common Stock owned by such partnership.
 (8) Includes 129,719 shares of Common Stock owned by Mr. Beam and 292,304 shares of Common Stock that may be acquired by Mr. Beam through the exercise of vested stock options granted pursuant to the Stock Option Plan.
 (9) MSLEF II has sole investment power over 5,835,842 shares of Common Stock held of record by it. By virtue of their affiliate relationships with MSLEF II, MSLEF II, Inc., the general partner of MSLEF II, and Morgan Stanley Dean Witter & Co., the parent company of MSLEF II, Inc., may be deemed to have shared voting and investment power with respect to any shares of Common Stock over which MSLEF II has voting and investment power. The address for each of The Morgan Stanley Leveraged Equity Fund II, L.P. and Morgan Stanley Leveraged Equity Fund II, Inc. is 1221 Avenue of the Americas, New York, NY 10020. The address for Morgan Stanley Dean Witter & Co. is 1585 Broadway, New York, New York 10036.
(10) Information is based solely upon the Company's review of Amendment No. 1 to Schedule 13G filed by Brookside Capital Partners Fund, L.P. with the Securities and Exchange Commission (the "SEC") on or about February 12, 1999. The address for Brookside Capital Partners Fund, L.P. as reported in its Amendment No. 1 to Schedule 13G is Two Copley Place, Boston, Massachusetts 02116.
(11) Based solely upon the Company's review of Amendment No. 1 to Schedule 13G filed with the SEC on or about February 1, 1999, the Company believes that FMR Corp., together with (i) members of the family of Edward C. Johnson 3d and trusts for their benefit, the predominant owners of Class B shares of common stock of FMR Corp, representing approximately 49% of the voting power of FMR Corp., (ii) Edward C. Johnson 3d, the Chairman and owner of 12% of the voting stock of FMR Corp., and (iii) Abigail P. Johnson, a director and the owner of 24.5% of the voting stock of FMR Corp., has the sole power to vote or to direct the vote of 330,800 shares of Common Stock and the sole power to dispose or to direct the disposition of 918,300 shares of Common Stock. The address for FMR Corp. as reported in its Amendment No. 1 to Schedule 13G is 82 Devonshire Street, Boston, Massachusetts 02109.
(12) Includes 719,969 shares of Common Stock that may be acquired through the exercise of (i) vested stock options granted pursuant to the Stock Option Plan and (ii) stock options granted pursuant to the Stock Option Plan that will vest within 60 days after the Record Date.

                        RATIFICATION OF APPOINTMENT OF
                             INDEPENDENT AUDITORS

  Upon recommendation of the Audit Committee, the Board of Directors of the Company appointed Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1999. The Board of Directors of the Company is requesting ratification of such appointment by the stockholders.

  A representative of Ernst & Young LLP is expected to be present at the Meeting and to be available to respond to appropriate questions from those attending the Meeting, but is not otherwise expected to make a statement.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and persons holding more than ten percent of a registered class of the Company's equity securities to file with the SEC initial reports of ownership, reports of changes in ownership and annual reports of ownership of Common Stock and other equity securities of the Company. Such directors, officers, and ten percent stockholders are also required to furnish the Company with copies of all such filed reports.

  Based solely upon a review of the copies of such reports furnished to the Company and/or representations that no reports were required, the Company believes that all of its directors, executive officers and ten percent stockholders complied with all filing requirements under Section 16(a) of the Exchange Act in 1998.

                 STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

  Stockholders may submit proposals on matters appropriate for stockholder action at the Company's annual meetings consistent with the rules and regulations adopted by the SEC. Proposals to be considered for inclusion in the Proxy Statement for the Company's annual meeting of stockholders in 2000 must be received by the Company at its principal executive offices not later than December 18, 1999. In accordance with the Exchange Act and the rules and regulations promulgated thereunder, proxies solicited by the Board of Directors of the Company will confer discretionary voting authority with respect to any proposal raised at the Company's annual meeting of stockholders in 2000 as to which the proponent has not notified the Company by March 2, 2000. Proposals should be directed to the attention of the General Counsel, Silgan Holdings Inc., 4 Landmark Square, Stamford, Connecticut 06901.

                                 OTHER MATTERS

  As of the date of this Proxy Statement, the Board of Directors and management of the Company have no knowledge of any other business matters that will be presented for consideration at the Meeting other than those referred to herein. However, persons named in the accompanying proxy card shall have authority to vote such proxy as to any other matters that properly come before the Meeting and as to matters incidental to the conduct of the Meeting in accordance with their discretion.

                                          By Order of the Board of Directors,

                                          /s/  FRANK W. HOGAN, III
                                          ___________________________________
                                          Frank W. Hogan, III
                                          Secretary

Stamford, Connecticut
April 16, 1999

                                  FORM OF PROXY
                                  -------------

                              SILGAN HOLDINGS INC.
                                4 Landmark Square
                               Stamford, CT 06901

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints R. Philip Silver and D. Greg Horrigan as Proxies, each with the power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock, par value $.01 per share, of Silgan Holdings Inc. (the "Company") held of record by the undersigned on April 2, 1999 at an Annual Meeting of Stockholders of the Company to be held on May 18, 1999 or any adjournment or postponement thereof.

         When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

(Continued and to be dated and signed on the reverse side.)



1.  ELECTION OF DIRECTORS
FOR all nominees  [_]    WITHHOLD AUTHORITY to vote  [_]        *EXCEPTIONS  [_]
listed below             for all nominees listed below

Nominees (each to serve until the Company's Annual Meeting of Stockholders in 2002 and until their successors are duly elected and qualified):
                     D. Greg Horrigan and Michael M. Janson

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.) *Exceptions

--------------------------------------------------------------------------------

2. To ratify the appointment of Ernst & Young LLP as the Company's Independent Auditors for the fiscal year ending December 31, 1999.

   FOR [_]                   AGAINST [_]                   ABSTAIN [_]

3. To consider and act upon any other business as may properly come before the meeting or any adjournment or postponement thereof.

                                 Change of Address and or Comments Mark Here [_]

                                 When signing as attorney, executor,
                                 administrator, trustee or guardian, please give full title as such. If a corporation, please provide the full name of the corporation and the signature of the authorized officer signing on its behalf.

                                 Date:                                    , 1999
                                      ------------------------------------

                                 -----------------------------------------------
                                 Name (please print)

                                 -----------------------------------------------
                                 Name of Corporation (if applicable)

                                 -----------------------------------------------
                                 Signature

                                 Votes must be indicated (x) in Black or Blue ink.

Please mark, sign, date and return this proxy to the Company.